Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑3 of MPLX LP of our report dated April 5, 2016 relating to the financial statements of Hardin Street Marine LLC, which appears in MPLX LP's Current Report on Form 8-K/A dated May 2, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Toledo, Ohio
May 16, 2016